Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-130584
October 25, 2006
Free Writing Prospectus
SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer from the Date of Issue

Lead Manager(s)	Morgan Stanley & Co. Incorporated Banc of America Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers	Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Wachovia Capital Markets, LLC

Issuer	SLM Corporation

Note Type	Medium Term Notes, Series A US MTN Program

Ratings	A2/A

CUSIP	78442F EE 4

USD Amount	$1,250,000,000.00

Interest Rate	3-month USD LIBOR Telerate + 0.230%

Issue Price	100.00%

Commissions	0.175%

Net Proceeds (%)	99.825%

Net Proceeds ($)	$1,247,812,500

Announcement Date	October 25, 2006

Closing Date	October 31, 2006

Maturity Date	October 25, 2011

Call	N.A.

Call Dates	N.A.

Redemption Price	N.A.

Interest Payment Dates	25th of each January, April, July and October during the term of the notes, subject to adjustment in accordance with Following Business Day Convention

1st Payment Date	January 25, 2007

Reset Dates	25th of each January, April, July and October during the term of the notes, subject to adjustment in accordance with Following Business Day Convention

Rate Determination Date	Two London and New York Business Days prior to the beginning of each interest period

Daycount Fraction	Actual/360

Business Day Convention	Following Business Day Convention with adjustment to period end dates

Business Days	New York

Minimum Denominations	$1,000 minimum and integral multiples of $1,000 in excess thereof

Calculation Agent	SLM Corporation

Indenture Trustee	The Bank of New York

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.
SLM Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the issuer toll free at 1-800-321-7179.